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                     July 27, 2020

       Edmond R. Coletta
       Senior Vice President and Chief Financial Officer
       Casella Waste Systems, Inc.
       25 Greens Hill Lane
       Rutland, VT 05701

                                                        Re: Casella Waste
Systems, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 0-23211

       Dear Mr. Coletta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              David Schmitt